UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2016

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 19, 2016, MVP REIT, Inc., through its wholly owned entity, MVP Bridgeport Fairfield Garage, LLC, a Delaware limited liability company, as purchaser, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Fairfield Avenue Parking Corporation, a Connecticut corporation, or seller, and First American Title Insurance Company, as escrow agent, for the purchase of a multi-level parking garage consisting of approximately 878 parking spaces, together with approximately 4,349 square feet of retail space, located in Bridgeport, Connecticut, for a purchase price of $7.8 million, plus closing costs.

The material items of the Purchase Agreement include: (i) a due diligence period that is forty-five days from the date of the Purchase Agreement; (ii) an initial earnest money deposit of one hundred thousand dollars which was deposited with escrow agent upon purchaser’s execution of the agreement, and shall be applied to the purchase price (the earnest money deposit is nonrefundable unless the agreement is terminated during the due diligence period for Seller’s failure to meet a condition precedent or except in limited circumstances, such as seller’s breach of the Purchase Agreement); and (iii) a closing date which will be no later than 45 days following the expiration of the due diligence period, or such sooner date as mutually agreed to by both Seller and Purchaser. The Purchase Agreement also contains additional covenants, representations and warranties and other provisions that are customary of real estate purchase and sale agreements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2016, the Board of Directors of MVP REIT, Inc. accepted the resignation of Fredrick Leavitt as a director.  The Board has decided, at this time, not to fill the vacancy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2016

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer